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                                                                     Exhibit 5.1


                     [Letterhead of Shearman & Sterling LLP]

                                October 24, 2003

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414

Ladies and Gentlemen:

         We have acted as counsel to BE Aerospace, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4, as it may be amended (the "Registration Statement"), including the prospectus included therein at the time the Registration Statement is declared effective (the "Prospectus"), relating to the exchange offer (the "Exchange Offer") by the Company of the Company's 81/2% Series B Senior Notes due 2010 (the "New Notes") for the Company's 81/2% Senior Notes due 2010 (the "Old Notes"), originally issued by the Company pursuant to Rule 144A under the Securities Act. The Old Notes were, and the New Notes are to be, issued pursuant to the terms of an Indenture (the "Indenture"), dated as of October 7, 2003, between the Company and The Bank of New York, as trustee (the "Trustee").

         In this capacity, we have examined the Registration Statement, the Indenture and the originals, or copies, identified to our satisfaction, of such corporate records of the Company and its subsidiaries and other persons, and such other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. In rendering the opinions expressed below, we have relied as to certain factual matters upon certificates of officers of the Company and certificates of public officials.

         For purposes of this opinion, we have assumed that the Indenture will be valid and binding on the Trustee and enforceable against the Trustee in accordance with its terms.

         Our opinions set forth below are limited to the law of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we do not express any opinions herein concerning any other laws.

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Based upon and subject to the foregoing, we are of the opinion that:

                  When the New Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Old Notes in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the New Notes will be duly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

      We hereby consent to the filling of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption "Legal Matters".


                                                     Very truly yours,
                                                     /s/ Shearman & Sterling LLP